Agreement and bill-of-sale by and between:

COPLEY MOTORCARS CORP.

37 Chestnut Street

Needham, MA 02492

Tel. 781.444.4646

Fax. 781.444.4406

And:

PURCHASER: RSE Collection LLC.

350 Lafayette Street, 3R New York, NY 10012

The seller hereby agrees to sell, and the purchaser hereby agrees to purchase upon the terms and conditions set forth, the following motorcar:

sold "as is" no warranty express or implied, faults included all payments by wire transfer only. Payment confirms acceptance of motorcar regardless if this bill-of-sale signed Copley Motorcars not responsible for transportation or performance of transporter all prices FOB Needham unless otherwise noted seller has full right and authority to sell the motorcar the motorcar is free of all liens, encumbrances and third party interests any sundry items to pass with motorcar, such as owner's manuals, tools, jack, history file purchaser is responsible for all duties, fees, taxes the currency for this transaction is USA dollars

SalespersonStu

Stock No.15389

Date:10.18.18

Mass Dealer No. 4582

Fed. Tax ID No. 04-3485347

2002 BMW Z8 roadster Titanium Silver

VIN: WBAEJ13422AH61732 Mileage:7,550

10% partial payment due not later than 10/22/18-18,500.00-18,500.00 balance due not later than 12/7/18 includes:

owner's manuals, spare key, window sticker, hard top, hard top stand, covers, startac phone, tools, battery tender

Odometer Mileage Statement:

I hereby certify that to the best of my knowledge, the odometer reading as stated above reflects the actual mileage of the vehicle described above, and that the odometer of said vehicle was not altered, set back or disconnected while in my possession.

Total Or  Cash Difference      $165,00.00

SELLER: /s/ Stu Carpenter

Purchaser: /s/ Christopher Bruno

Tax rate: 0Sales Tax

0.00

0.0

balance due.      $165,000.00

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